Exhibit 23.1

Onestop Assurance PAC
Co. Registration No.: 201823302D
10 Anson Road #21-14
International Plaza
Singapore, 079903
Email: audit@onestop-audit.com
Website: www.onestop-audit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated July 7, 2025 in the Registration Statement on Form F-1 Post-Effective Amendment No. 4 (No.333-289637) under the Securities Act of 1933 with respect to the consolidated balance sheets of Monkey Tree Investment Limited and its subsidiaries (collectively referred to as the “Group”) as of March 31, 2024 and 2025, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows, for each of the two years in the period ended March 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore

December 19, 2025